Espey Mfg. & Electronics Corp. Reports Changes in Senior Management

Saratoga Springs, NY, December 31, 2021 - Espey Mfg. & Electronics Corp. (NYSE American: ESP)

reports that after seven years of service, Patrick T. Enright, Jr. has resigned from his position as President and Chief Executive Officer, and the Board of Directors has accepted his resignation, effective on December 31, 2021. The Company also announces the appointments of David A. O’Neil as its new President and Chief Executive Officer and Katrina L. Sparano, as its new Treasurer and Chief Financial Officer, effective January 1, 2022.

Mr. Enright’s service as a member of the Company’s Board of Directors will also end on December 31, 2021.

Mr. Enright has served as Espey’s President and Chief Executive Officer since February 1, 2015, and has led the Company in efforts to diversify its lines of business, product offerings and customer base.

Mr. O’Neil has been employed by the Company since January 4, 2000, serving as its Treasurer and Chief Financial Officer. During the period June 2, 2014 to January 31, 2015, he served as Interim President and Chief Executive Officer. Effective December 2, 2016, Mr. O’Neil also became the Company’s Executive Vice President.

Ms. Sparano, Espey’s Assistant Treasurer and Principal Accounting Officer, succeeds Mr. O’Neil as Treasurer and Chief Financial Officer. She served as Interim Principal Financial Officer from June 2, 2014 to January 31, 2015.

Paul Corr, the Chairman of the Audit Committee of the Board of Directors, commented,

“On behalf of the Board of Directors of Espey Mfg. & Electronics Corp., I thank Pat Enright for his seven years of dedicated service to the Company. We wish him the best in his future endeavors and appreciate Pat’s willingness to support the Company and its new executive officers during the transitional period.

“Dave O’Neil’s many years with the Company as a senior officer, his intimate knowledge of the Company’s operations, and the broad respect he enjoys from employees, make him an ideal candidate to step into the role as the Company’s chief executive officer in order to lead Espey through the on-going work force and supply chain challenges brought by the pandemic and then to grow the Company’s business. Dave did a great job in serving as an interim chief executive officer seven years ago, and with the additional business acumen he has gained since then, the Board has confidence in his ability to do the job on a permanent basis. Similarly, Ms. Sparano demonstrated her capabilities in an interim capacity, has the confidence of Mr. O’Neil, and is prepared to assume her enlarged responsibilities.

“The Board looks forward to its continued association with Mr. O’Neil and Ms. Sparano in their new roles.”

Mr. Enright also commented,

“I am grateful for the opportunity to have served as Espey’s President and Chief Executive and, based upon my working relationship with David O’Neil, fully support the Board’s decision to promote him to his new position.”

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Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil (518)245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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